EXHIBIT 99.2
GEOGLOBAL REPORTS FISCAL 2010 FINANCIAL RESULTS

Calgary, Alberta, Canada, March 31, 2011 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE Amex: GGR) today announced operating highlights and selected financial results for the fiscal year ended December 31, 2010.  All amounts are in U.S. dollars unless otherwise noted.

“In 2010 we took steps to diversify our activities across additional geographies where we can maintain technical control with the intention of mitigating risk and creating improved opportunities to generate value in the nearer term,” said Mr. Paul Miller, President and CEO of GeoGlobal. “While we continue to advance our strategy in India, we have made rapid progress in the Levantine Basin offshore Israel where we are the operator, while also taking on participating interests in the Putumayo Basin, a known producing region of Colombia.”

Selected Operational Highlights
Since January 1, 2010 the Company has announced:

•	Initiation of a 400 square kilometer 3D seismic data program on the KG-ONN-2004/1 block (KG Onshore Block);
•	Agreement to increase its participating interest in the KG Onshore Block from 10% to 20% (subject to Government of India approval);
•	Award of a contract to RPS Energy, Canada to provide the well engineering and wellsite supervision work associated with a planned twelve exploration well drilling program on the KG Onshore Block;
•	Commencement of drilling on the Rajasthan blocks with Rachan-1 and subsequently Madasar-1 wells, in which GeoGlobal has a 25% participating interest;
•	Award of a 5% participating interest in the 347/Myra and 348/Sara deepwater offshore oil and gas licenses offshore Israel, where GeoGlobal will also be the operator;
•	Entry into a drilling services agreement with Exceed Deep Water Drilling Specialists for the Myra and Sara offshore licenses;
•	Award of a 45% participating interest in the 388/Samuel shallow offshore oil and gas license offshore Israel;
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Signing a Memorandum of Understanding with Petro Caribbean Resources Ltd. relating to the Putumayo 6 and Putumayo 7 onshore exploration blocks in southwest Colombia where GeoGlobal will have a 10% carried interest in both exploration blocks;

•	Restructuring of the Executive Management team including the appointment of Paul Miller as President and CEO; and
•	Closing of two registered direct offerings of shares of the Company for gross proceeds of $5.95 million and $2.5 million, respectively.

Financial Review
All of the Company’s oil sales are derived from production in India. With the approval of the Tarapur 1 field development plan by the Management Committee, three wells began production in May 2009, two in September 2009 and one in January 2010. There are ten additional wells which are drilled, tested and awaiting tie-in to the oil tank storage facilities. Oil sales for the year ended December 31, 2010 were $0.633 million or $74.48 per barrel compared to oil sales for the year ended December 31, 2009 of $0.662 million or $67.35 per barrel. Oil sales are currently based on a discount to the spot price based on the Nigeria Bonny Light Crude bench mark. To date, none of the Company’s production has been hedged.

In addition to the crude oil production from the six wells in Tarapur, associated natural gas was contained and sold commencing January 2010. Prior thereto, the associated natural gas that was produced was flared off. As a result, total gas sales for the year ended December 31, 2010 was $0.158 million or $8.04 per Mcf as compared to $nil for the year ended December 31, 2009. There is one gas well awaiting approval for the development plan.
Interest income decreased to $0.053 million for the year ended December 31, 2010 as compared to $0.300 million for the same period in 2009. This decrease is directly related to the decrease in the amount of the Company’s invested cash balances.

Operating costs for the year ended December 31, 2010 were $0.173 million or $18.92 per barrel, compared to $0.099 million or $9.11 per barrel for the year ended December 31, 2009. The operating costs include handling and processing charges, transportation costs, utilities, maintenance and tank rental charges and contain a fixed and variable portion.

General and administrative expenses increased to $3.193 million from $2.987 million. These general and administrative expenses include costs related to the corporate head office including administrative salaries and services, directors’ fees, rent and office costs, insurance, bank guarantee fees, NYSE Amex listing and filing fees, investor relation services and transfer agent fees and services. Also included in general and administrative expenses are compensation costs for stock-based compensation arrangements with employees and directors which are being expensed over their respective vesting periods of the related option grants. The majority of the increase in the general and administrative expenses is a result of an increase in directors’ fees of $0.232 million combined with an increase in salaries and benefits of $0.270 million and travel and hotel of $0.153 million. These increases are consistent with the restructuring of the management team including the addition of a new executive officer combined with stepping into new ventures in Israel and Colombia. These increases were offset by a decrease in stock-based compensation costs from $0.779 million to $0.700 million for the same period in 2009. Further offsets to the increase were a result of a charge of $0.264 million in 2009 for the warrant modification that was not incurred in the year ending December 31, 2010 as well as a recovery of $0.114 million as a result of an over accrual of estimated interest, penalties and related costs of $0.214 million in regularizing our respective tax and regulatory filings in India.

During the year 2010, the Company incurred asset impairment expenses of $13.789 million versus $nil during the year ended December 31, 2009. In 2010, any impairment to exploration properties is transferred to our full cost pool which is subject to ceiling test limitations. No impairment was recognized under our ceiling test in 2009. The asset impairment of $13.789 million as a result of assessing our Indian properties on an individual basis considering various factors, including land relinquishment and the absence of hydrocarbons in certain exploratory wells. The exploration work programs have been completed on the four Cambay blocks which accounted for the majority of the impairment, with the relinquishment of all lands where there is not a discovery, and the abandonment of twenty-two wells in the fourth quarter of 2010. Further, there was one well abandoned in one of the Rajasthan blocks. Since the result of this assessment indicated impairment, the related costs incurred were charged to the statement of operations.

For the year ended December 31, 2010, the Company incurred a net loss of $18.762 million as compared to a net loss of $4.424 million for the year ended December 31, 2009. The increase in the net loss is mostly a result of the asset impairment realized in 2010 of $13.789 million compared with no asset impairment in the year 2009.

At December 31, 2010, GeoGlobal had cash and cash equivalents of $7.751 million (December 31, 2009 - $16.295 million). The majority of this balance is being held in US funds, of which $7.592 million is held in term deposits earning interest based on the US prime rate which will contribute to covering a portion of administrative costs and overhead throughout 2011. The Company has working capital of approximately $3.957 million available for the Company’s future operations. In addition, it has $5.018 million in restricted deposits pledged as security against the minimum work programs for its exploration blocks which will be released upon completion of those minimum work programs. The Company expects to incur expenditures to further its exploration programs. GeoGlobal’s existing cash balance and any cash flow from operating activities is not sufficient to satisfy its current obligations and meet its exploration commitments of $27.753 million over the next three years.

Outlook
Management expects that exploration and development activities pursuant to the Company’s Production Sharing Contracts (“PSCs”) in India will continue through 2011 in accordance with the terms of those agreements. During the year 2011 and up to March 31, 2012, based on the current budgets in India, the Company anticipates drilling seven exploratory wells; two core wells; acquiring, processing and interpreting 2,480 kilometers of 2D seismic data; and acquiring, processing and interpreting 350 square kilometers of 3D seismic data as well as processing and interpreting an additional 400 square kilometers of 3D seismic data. Management further expects to tie-in additional oil wells in Tarapur along with the construction of a gas pipeline for the Tarapur G gas discovery and continue with the construction of the gas gathering and production facilities together with further development drilling on the KG Offshore Block in which the Company has a carried interest. Additional expenditures may be incurred in connection with additional exploratory, appraisal and development wells GeoGlobal may participate in. Also, if the Government of India approves the increase to the Company’s participating interest in the KG Onshore Block to 20%, the Company’s obligations to fund the 3D seismic acquisition and the exploratory drilling on the block will increase. During 2011, management expects to complete the acquisition, processing and interpretation of 43 square kilometers of 3D seismic data in its Samuel license as well as to complete the processing and interpretation of 1,360 square kilometers of 3D seismic data covering the Sara and Myra licenses and also to commence drilling the first deepwater exploration well before the end of the year.

The Company has filed with the US and Canadian Regulatory authorities its audited financial statements for the year ended December 31, 2010.  Periodic reports filed with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

Set forth below is certain financial information for each of the five years ended December 31, 2010, 2009, 2008, 2007 and 2006 taken from our audited financial statements for those years.
	December 31,
	2010	2009	2008	2007	2006
Oil and gas sales	790,342	661,922	--	--	--
Interest Income	52,607	299,550	1,148,479	2,165,920	1,751,550
Asset Impairment	13,789,000	--	10,098,015	--	--
Net loss and comprehensive loss	18,788,624	4,424,247	13,313,915	1,543,110	1,548,803
Net loss per share – basic and diluted	0.25	0.09	0.20	0.04	0.03
Current assets	12,500,689	16,532,345	25,904,515	48,406,887	32,597,031
Property and equipment	41,375,680	46,813,004	35,160,814	27,256,945	12,121,334
Total assets	58,894,369	70,270,349	71,865,329	80,219,312	48,492,561
Current liabilities	8,544,120	10,053,780	9,211,020	6,329,980	1,955,195
Total liabilities	9,285,264	10,828,780	9,844,618	6,648,902	1,955,195
Stockholders’ equity	49,609,105	59,441,569	62,020,711	73,570,410	46,537,366
Cash dividends	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Conference Call Details
The Company intends to host a conference call on Friday, April 1, 2011 at 10:30 a.m. Eastern Time to discuss its financial results for the fourth quarter and fiscal year, ended December 31, 2010.  To access the conference call by telephone dial 1-888-231-8191 or international +1 647-427-7450.  The conference call will be archived for replay until Thursday, April 8, 2011, at midnight.  To access the archived conference call dial 1-800-642-1687 or +1 416-849-0833 and enter the reservation number 54937205 followed by the number sign.

A live audio webcast of the conference call will be available at www.geoglobal.com and www.newswire.ca.  Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.  The webcast will be archived at the above websites for 90 days.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.  The Company’s forward looking statements include, among others, its statements and estimates as to:
•	the statements herein regarding our plans and objectives relating to our future operations,
•	plans and objectives regarding the exploration, development and production activities conducted on the exploration blocks in India, Israel and Colombia where we have interests,
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plans regarding drilling activities intended to be conducted through the ventures in which we are a participant, the success of those drilling activities and our ability and the ability of the ventures to complete any wells on the exploration blocks, to develop reserves of hydrocarbons in commercially marketable quantities, to establish facilities for the collection, distribution and marketing of hydrocarbons, to produce oil and natural gas in commercial quantities and to realize revenues from the sales of those hydrocarbons,

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our ability to maintain compliance with the terms and conditions of licenses and our production sharing and other contracts, including the related work commitments, to obtain consents, waivers and extensions under the terms of these licenses and production sharing and other contracts as and when required, and our ability to fund those work commitments,

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our plans and objectives to join with others or to directly seek to enter into or acquire interests in additional licenses and production sharing or other contracts in India, Israel, Colombia and elsewhere,

•	our assumptions, plans and expectations regarding our future capital requirements,
•	our plans and intentions to raise additional capital we require and our likelihood of success in that regard,
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the costs and expenses to be incurred in conducting exploration, well drilling, development and production activities, our estimates as to the anticipated annual costs of those activities and the adequacy of our capital to meet our requirements for our present and anticipated levels of activities are all forward-looking statements.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, as well in our press releases.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.  Among others, these risk factors include:
•	We cannot assure you that our assumptions or our business plans and objectives will prove to be accurate or be able to be attained.
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We cannot assure you that the exploratory drilling to be conducted on the exploration blocks in which we hold an interest will result in a discovery of reserves of hydrocarbons or that any hydrocarbons that are discovered on the exploration blocks in which we have an interest will be in commercially recoverable quantities.  In addition, the realization of any revenues from commercially recoverable hydrocarbons is dependent upon the ability to deliver, store and market any hydrocarbons that are discovered.

•	Our ability to realize material revenues cannot be assured. Our ability to successfully drill, test and complete significant numbers of producing wells cannot be assured.
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We cannot assure you that we will have available to us the capital required to meet our plans and objectives at the times and in the amounts required or we will have available to us the amounts we are required to fund under the terms of the licenses or production sharing and other contracts we are a party to.  We cannot assure that we will be successful in raising the additional capital we currently require.

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We cannot assure you that we will be successful in joining any further ventures seeking to be granted licenses or production sharing or other contracts in India, Israel, Colombia or elsewhere or that we will be successful in acquiring interests in existing ventures.

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We cannot assure you that we will obtain all required consents, waivers and extensions from a governmental or regulatory body in India, Israel or Colombia as and when required to maintain compliance with the licenses or production sharing or other contracts we have entered into, that we may not be adversely affected by any delays we may experience in receiving those consents, waivers and extensions, and that we may not incur liabilities under the production sharing or other contracts for our failure to maintain compliance with the requirements of and timely complete the related work programs.

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We cannot assure you that Gujarat State Petroleum Corporation, the operator of the KG Offshore Block, may not be successful in its efforts to obtain payment from us on account of exploration costs it has expended on the KG Offshore Block for which it asserts we are liable or otherwise seek to hold us in breach of that Production Sharing Contract or commence arbitration proceedings against us and be successful in its assertion that it can terminate our contract with them or the Government of India.

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We cannot assure you of our ability to meet our goals and objectives and the consequences to us from adverse developments in general economic or capital market conditions, events having international consequences, or military or terrorist activities could have a material adverse effect on us.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc. www.geoglobal.com	The Equicom Group
Paul B. Miller, President and CEO Carla Boland, Investor Relations and Corporate Affairs	Dave Feick, Managing Director, Western Canada
Phone: +1 403 777-9250 Fax: +1 403 777-9199 Email: info@geoglobal.com	Phone: +1 403 218-2839 Fax: +1 403 218-2830 Email: dfeick@equicomgroup.com